EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ocean Power Technologies, Inc.:

We consent to the use of our report dated July 29, 2014, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries as of April 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2014, incorporated herein by reference.

/s/KPMG LLP

Philadelphia, Pennsylvania

October 21, 2014